                                                                    EXHIBIT 5.1



                                 July 15, 1997




International Remote Imaging Systems, Inc.
9162 Eton Avenue
Chatsworth, California  91311

         Re:    Key Employee Stock Purchase Program
                -----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to International Remote Imaging Systems, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the registration of 100,000 shares of common stock, $.01 par value, of the Company issuable under its Key Employee Stock Purchase Program (the "Shares").

         As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Shares will, when issued in accordance with the Key Employee Stock Purchase Program, be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

                                        Sincerely,


                                        /s/ Irell & Manella LLP

                                        Irell & Manella LLP





                                       -6-